[DESCRIPTION]  Legal Opinion and Consent
                                                                 May 12, 1995

Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York  12203


Ladies and Gentlemen:

        I have acted as counsel to Trans World Entertainment Corporation, a New York corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to up to 1,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company reserved for issuance under the Company's 1994 Stock Option Plan (the "Plan").

        It is my opinion that the Shares have been duly authorized and, when issued pursuant to the Plan upon the exercise of stock options in the manner contemplated by the Plan against receipt of the exercise price therefor (assuming that the exercise price of the stock options underlying such Shares will not be less than the par value of such Shares), will be validly issued, fully paid and nonassessable.

        This opinion is limited to federal law and the laws of the State of New York. I have assumed that there will be no changes in applicable law between the date of this opinion and the issuance of the Shares upon the exercise of the stock options granted pursuant to the Plan.

        I hereby consent to the use of my name under the caption "Legal Matters" and the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Matthew H. Mataraso

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